Law offices of
                       DECHERT PRICE & RHOADS
                        30 Rockefellar Plaza
                         New York, NY 10112

                      Telephone: (212)698-3500
                         Fax: (212)698-3599



                                          May 19, 1997



SoGen Funds, Inc.
1221 Avenue of the Americas
New York, NY 10020


Dear Sirs:

     As counsel for SoGen Funds, Inc. (the "Fund"), during the fiscal year ended March 31, 1997, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its Shares of Common Stock (the "Shares") for the SoGen Overseas Fund, the Gold Fund and the SoGen Money Fund under the Securities Act of 1933 (File No. 33-63560) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     Based upon the foregoing, it is our opinion that the Shares sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law during the Fund's fiscal year ended March 31, 1997, were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

     We consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for the fiscal year ended March 31, 1997 to be filed on behalf of the Fund with the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ DECHERT PRICE & RHOADS